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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders of
Waypoint Financial Corp.:

We consent to the incorporation by reference in the registration statements (No. 333-52130, No. 333-75352, and 333-75354) on Form S-8 of Waypoint Financial Corp. of our report dated March 9, 2004 with respect to the consolidated statements of financial condition of Waypoint Financial Corp. as of December 31, 2003 and 2002 and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended December 31, 2003 and 2002, which report appears in the December 31, 2003 annual report on Form 10-K of Waypoint Financial Corp. Our report refers to a change in accounting for goodwill during 2002.




Harrisburg, Pennsylvania
March 9, 2004